VERA BRADLEY ANNOUNCES THIRD QUARTER FISCAL 2020 RESULTS

Third quarter results reflect Pura Vida acquisition completed in second quarter

Third quarter consolidated revenues up 30.5% to $127.5 million; Vera Bradley comparable sales grew 4.7% for the quarter

Company retained strong cash and investment position of $48.8 million and no debt

Management increases fiscal year consolidated non-GAAP guidance to $0.90 to $0.94

FORT WAYNE, Ind., December 11, 2019 - Vera Bradley, Inc. (Nasdaq: VRA) (“Vera Bradley” or the “Company”) today announced its financial results for the third quarter and nine months ended November 2, 2019.

Pura Vida Acquisition and Accounting

In the Company’s second fiscal quarter (on July 16, 2019), Vera Bradley acquired a 75% interest in Creative Genius, Inc., which also operates under the name Pura Vida Bracelets (“Pura Vida”). Pura Vida, based in La Jolla, California, is a rapidly growing, digitally native, and highly engaging lifestyle brand that deeply resonates with its loyal consumers. The Pura Vida brand has a differentiated and expanding offering of bracelets, jewelry, and other lifestyle accessories.

Financial results for Pura Vida have been consolidated beginning July 17, 2019, the first full day following the acquisition. The third quarter is the first full quarter reflecting the acquisition. Prior period numbers have not been restated. Any reference to the results of Vera Bradley in this release refers to results of the stand-alone Vera Bradley business (comprised of the Vera Bradley Direct and Indirect segments) and excludes Pura Vida. Any reference to the results of Vera Bradley, Inc. refers to the combined results of Vera Bradley and Pura Vida.

Summary of Financial Performance for the Third Quarter

Consolidated net revenues totaled $127.5 million for the current year third quarter, which included $25.0 million of net revenues from Pura Vida. Excluding Pura Vida, Vera Bradley net revenues totaled $102.5 million, a 4.9% increase over $97.7 million in the prior year third quarter. Consolidated net revenues were within the Company’s guidance range of $122 to $129 million. Vera Bradley’s comparable sales increased 4.7% for the quarter, at the high end of the Company’s low-to-mid single digit expectations.

For the current year third quarter, Vera Bradley, Inc. consolidated net income totaled $0.1 million, or $0.00 per diluted share. These results included $6.8 million of after tax charges comprised of $6.0 million related to purchase accounting adjustments for the Pura Vida acquisition (including inventory step-up amortization, intangible asset amortization, and accretion of the earn-out liability) and $0.8 million of expenses related to the re-platforming of Vera Bradley’s information technology systems. On a non-GAAP basis, excluding these charges, Vera Bradley, Inc. consolidated third quarter net income totaled $6.9 million, or $0.20 per diluted share. This performance included $0.07 attributable to Pura Vida. Management’s guidance for non-GAAP consolidated third quarter earnings was $0.16 to $0.20 per diluted share.

For the prior year third quarter, the Company posted net income of $4.2 million, or $0.12 per diluted share.

Rob Wallstrom, Chief Executive Officer of Vera Bradley, noted, “Both of our brands - Vera Bradley and Pura Vida - had a strong third quarter performance. Vera Bradley’s comparable sales, full-price selling, and customer count once again rose in the quarter, and Pura Vida’s sales were at the high end of our expectations. As a result, our consolidated non-GAAP diluted EPS of $0.20 was at the top of our guidance range and nearly 70% higher than last year’s third quarter diluted EPS of $0.12.”

“The addition of the Pura Vida business to the Vera Bradley, Inc. portfolio has strengthened our positon as a unique lifestyle company,” Wallstrom continued. “We are sharing resources and expertise as we grow our brands together. Pura Vida is a great strategic fit for Vera Bradley with their expertise in social media and other digital marketing strategies, and Pura Vida has already begun to leverage Vera Bradley’s infrastructure, partnerships, and back office support services to bolster its growth.”

Summary of Financial Performance for the Nine Months

Consolidated net revenues totaled $338.3 million for the current year nine months ended November 2, 2019, which included $30.4 million of net revenues from Pura Vida. Excluding Pura Vida, Vera Bradley net revenues totaled $307.9 million compared to $297.9 million in the prior year nine-month period ended November 3, 2018. Vera Bradley’s comparable sales increased 3.8% for the nine months.

For the current year nine-month period, Vera Bradley, Inc. consolidated net income totaled $3.6 million, or $0.10 per diluted share. These results included $10.3 million of after tax charges comprised of $9.0 million related to the purchase accounting adjustments for the Pura Vida acquisition (including inventory step-up amortization, intangible asset amortization, transaction costs, and accretion of the earn-out liability) and $1.3 million of expenses related to the re-platforming of Vera Bradley’s information technology systems. On a non-GAAP basis, excluding these charges, Vera Bradley, Inc. consolidated net income for the nine months totaled $13.8 million, or $0.40 per diluted share. This performance included $0.08 attributable to Pura Vida.

For the prior year nine months, the Company posted net income of $12.1 million, or $0.34 per diluted share.

Vision 20/20 Progress - Year Two

“In fiscal 2019, the first stage of Vision 20/20 was to restore brand and Company health. We have continued to build upon that progress in fiscal 2020. During the first nine months of this year, we once again improved the quality of sales in our full-line stores and on verabradley.com by increasing comparable full price selling in these two channels by approximately 7%. This is on top of a nearly 20 percent increase in the first nine months of last year.

“As we complete Year Two of our three-year journey, we remain steadfastly focused on growing our customer base, sales, and profitability,” Wallstrom concluded. “As a reminder, our key areas of focus for Fiscal 2020 are:

•
Growth: Our plan is to return to positive comparable sales growth this year, and through the first nine months, Vera Bradley comparable sales were up 3.8%, in line with our expectations. Even in the face of a challenging North American handbag market, our improvement is being driven by exciting, innovative product, supported by data-driven marketing and a relentless focus on customer engagement and the consumer experience. Vera Bradley customer count is up double digits year-over-year. The acquisition of Pura Vida is adding to our growth as well.

•
Operational Excellence: Mid-year, we began a two-year process of re-platforming our ERP (enterprise resource planning) and other key information systems to become more streamlined, nimble, and efficient in our technology and business processes. We have also successfully focused on mitigating the impact of increased tariffs.

•	Ownership: We are reinforcing our unique culture as an ownership-based model, where every Associate can drive significant value creation through both individual and team efforts.”

Non-GAAP Numbers

The current year non-GAAP third quarter and year-to-date income statement numbers referenced below exclude the previously disclosed Pura Vida acquisition-related charges (including transaction costs, inventory step-up amortization, intangible asset amortization, and accretion of the earn-out liability) and information technology re-platforming charges. The current year income statement numbers for the third quarter and nine months discussed below include the additional activity related to Pura Vida.

Third Quarter Details

Current year third quarter Vera Bradley Direct segment revenues totaled $78.4 million, a 6.7% increase over $73.5 million in the prior year third quarter. Comparable sales increased 4.7% for the quarter (reflecting a 4.0% increase in comparable store sales and a 6.9% increase in e-commerce sales). The Company closed eleven full-line stores and opened six factory outlet stores in the last twelve months.

Vera Bradley Indirect segment revenues totaled $24.1 million, flat with $24.2 million in the prior year third quarter. A reduction in orders and the in the number of department store accounts was offset by the timing of certain revenues (planned for the second quarter but realized in the third quarter).

Pura Vida segment revenues totaled $25.0 million, at the high end of our expectations.

Third quarter consolidated gross profit totaled $67.9 million, or 53.2% of net revenues. On a non-GAAP basis, excluding the Pura Vida inventory step-up amortization, gross profit totaled $74.1 million, or 58.1% of net revenues, compared to $57.2 million, or 58.5% of net revenues, in the prior year third quarter. Pura Vida benefited the current year third quarter non-GAAP gross profit percentage by 110 basis points. The non-GAAP gross profit percentage was slightly better than the guidance range of 57.5% to 57.9%. As expected, improvement in Vera Bradley’s full-price selling and sourcing and operational efficiencies were more than offset by the impact of U.S. tariffs on goods from China and increased shipping costs.

Consolidated SG&A expense totaled $69.4 million, or 54.4% of net revenues, for the quarter. On a non-GAAP basis, excluding the Pura Vida intangible asset amortization, accretion of the earn-out liability, and information technology re-platforming charges, consolidated SG&A expense totaled $64.0 million, or 50.2% of net revenues for the quarter, compared to $51.9 million, or 53.1% of net revenues, in the prior year third quarter. These non-GAAP expenses were within the guidance range of $62.5 to $64.0 million. In addition to the $2.5 million of intangible asset amortization excluded above, Pura Vida added $11.4 million of SG&A expenses. In addition to the Pura Vida expenses, SG&A expenses were higher than the prior year primarily due to new factory store openings.

The Company’s consolidated operating loss totaled ($1.5) million, or (1.2%) of net revenues, compared to $5.3 million, or 5.5% of net revenues, in the prior year third quarter. On a non-GAAP basis, excluding the previously disclosed charges (inventory step-up amortization, intangible asset amortization, accretion of the earn-out liability and information technology re-platforming charges), current year consolidated operating income totaled $10.1 million, or 7.9% of net revenues.

By segment:

•
Vera Bradley Direct operating income was $14.7 million, or 18.7% of Direct net revenues, for the third quarter, compared to $14.3 million, or 19.4% of Direct net revenues, in the prior year. On a non-GAAP basis, excluding a portion of the Vera Bradley information technology re-platforming charges, current year Direct operating income totaled $15.5 million, or 19.8% of Direct net revenues.

•	Vera Bradley Indirect operating income was $9.3 million, or 38.7% of Indirect net revenues, for the third quarter, compared to $10.1 million, or 41.6% of Indirect net revenues, in the prior year.

•
Pura Vida’s operating loss was ($4.5) million, or (17.9%) of Pura Vida net revenues, for the current year. On a non-GAAP basis, excluding the Pura Vida acquisition-related charges (inventory step-up amortization and intangible asset amortization) Pura Vida’s operating income was $4.2 million, or 16.7% of Pura Vida net revenues, for the current year.

Details for Nine Months

Vera Bradley Direct segment revenues for the current year nine-month period totaled $243.9 million, a 6.0% increase from $230.0 million in the prior year. Comparable sales increased 3.8% for the period (reflecting a 2.9% increase in comparable store sales and a 6.7% increase in e-commerce sales). Full-price selling in the Company’s full-line stores and on verabradley.com increased by approximately 7% for the nine months.

Vera Bradley Indirect segment revenues for the nine months decreased 5.8% to $64.0 million from $67.9 million in the prior year, reflecting a reduction in orders and the in the number of department store accounts.

Pura Vida segment revenues totaled $30.4 million.

Consolidated gross profit for the nine months totaled $185.7 million, or 54.9% of net revenues. On a non-GAAP basis, excluding the inventory step-up amortization, gross profit for the nine months totaled $192.9 million, or 57.0% of net revenues, compared to $171.5 million, or 57.6% of net revenues, in the prior year. The inclusion of Pura Vida benefited the current year non-GAAP gross profit percentage by approximately 50 basis points. As expected, improvement in full-price selling and sourcing and operational efficiencies were more than offset by the impact of Chinese tariffs and increased shipping costs.

For the nine months, consolidated SG&A expense totaled $184.5 million, or 54.5% of net revenues. On a non-GAAP basis, excluding the Pura Vida acquisition-related charges (including intangible asset amortization, transaction costs, and accretion of the earn-out liability) and information technology re-platforming charges, SG&A expense totaled $175.3 million, or 51.8% of net revenues, in the current year nine months, compared to $156.3 million, or 52.5% of net revenues, in the prior year. In addition to the $2.9 million of intangible asset amortization excluded above, Pura Vida added $13.8 million of SG&A expenses.

For the nine months, the Company’s consolidated operating income totaled $2.2 million, or 0.7% of net revenues, compared to $15.4 million, or 5.2% of net revenues, in the prior year nine-month period. On a non-GAAP basis, excluding the previously disclosed charges (inventory step-up amortization, intangible asset amortization, transaction costs, accretion of the earn-out liability and information technology re-platforming charges), the Company’s consolidated operating income was $18.7 million, or 5.5% of net revenues, in the current year.

By segment:

•
Vera Bradley Direct operating income was $45.2 million, or 18.5% of net revenues, compared to $43.9 million, or 19.1% of Direct net revenues, in the prior year. On a non-GAAP basis, excluding a portion of the Vera Bradley information technology re-platforming charges, current year Direct operating income was $46.3 million, or 19.0% of Direct net revenues.

•	Vera Bradley Indirect operating income was $24.2 million, or 37.8% of Indirect net revenues, compared to $27.2 million, or 40.0% of net revenues, in the prior year.

•
Pura Vida’s operating loss was ($5.0) million, or (16.5%) of Pura Vida net revenues, for the current year. On a non-GAAP basis, excluding the Pura Vida acquisition-related charges (inventory step-up amortization and intangible asset amortization) Pura Vida’s operating income was $5.1 million, or 16.7% of Pura Vida net revenues, for the current year.

Balance Sheet

Net capital spending for the third quarter and nine months totaled $3.3 million and $11.4 million, respectively.

During the third quarter, the Company repurchased approximately $3.9 million of its common stock (approximately 400,000 shares at an average price of $10.05). At the end of the third quarter, the Company had approximately $38.1 million remaining under its $50 million share repurchase authorization.

Cash, cash equivalents, and investments as of November 2, 2019 totaled $48.8 million compared to $131.6 million at the end of last year’s third quarter. The reduction from the prior year primarily is related to the July 2019 acquisition of Pura Vida for approximately $75 million of cash. The Company had no debt outstanding at quarter end.

Total quarter-end inventory was $134.0 million, which includes $23.1 million of inventory related to Pura Vida (including an unamortized inventory step-up adjustment of $1.0 million). Inventory was $96.3 million at the end of the third quarter last year. The inventory level was modestly higher than management’s guidance range of $120 to $130 million primarily due to the acceleration of quarter-end receipts in order to minimize the impact of tariffs.

Fourth Quarter and Fiscal Year 2020 Outlook

All forward-looking guidance numbers referenced below are non-GAAP and include expected Pura Vida performance. Prior year numbers exclude Pura Vida. The gross profit, SG&A, and earnings per diluted share numbers exclude the previously disclosed charges related to the acquisition of Pura Vida (including inventory step-up amortization, intangible asset amortization, transaction costs, and accretion of the earn-out liability) and the information technology systems re-platforming charges, as well as any additional purchase accounting adjustments related to Pura Vida.

For the fourth quarter of Fiscal 2020, the Company expects:

•	Consolidated net revenues of $155 to $162 million, which includes estimated Pura Vida revenues of $36 to $40 million. Prior year fourth quarter revenues totaled $118.2 million.

•	A consolidated gross profit percentage of 57.5% to 57.8% compared to a gross profit percentage of 56.8% in the prior year fourth quarter.

•
Consolidated SG&A expense of $66.0 to $67.5 million compared to SG&A expense of $55.6 million in the prior year fourth quarter. Approximately $13.0 to $13.5 million of the estimated fourth quarter expense relates to Pura Vida operations.

•
Consolidated diluted earnings per share of $0.49 to $0.53, reflecting accretion of approximately $0.14 to $0.16 from Pura Vida. Diluted earnings per share are based on diluted weighted-average shares outstanding of 33.9 million and an effective tax rate of 23.0%. Net income totaled $8.6 million, or $0.25 per diluted share, in the prior year fourth quarter.

•	Inventory of $125 to $135 million at the end of the fourth quarter (including approximately $20 million of Pura Vida inventory), compared to $91.6 million at the end of last year’s fourth quarter.

For Fiscal 2020, the Company’s expectations are as follows:

•	Consolidated net revenues of $492 to $500 million, which includes estimated Pura Vida revenues of $66 to $70 million. Net revenues totaled $416.1 million in Fiscal 2019.

•
A consolidated gross profit percentage of 57.3% to 57.4% compared to 57.3% in Fiscal 2019. Improvement in full-price selling and sourcing and operational efficiencies are expected to be more than offset by the impact of Chinese tariffs and increased shipping costs. However, the inclusion of Pura Vida should have a positive impact on the consolidated gross margin rate for the year.

•
Consolidated SG&A expense of $241.0 to $243.0 million compared to $212.0 million in Fiscal 2019, reflecting incremental expenses related to new factory store locations, partially offset by full-line store closures. Approximately $26.8 to $27.3 million of the estimated expense relates to Pura Vida operations.

•
Consolidated diluted earnings per share of $0.90 to $0.94, which includes $0.22 to $0.24 of accretion from the Pura Vida acquisition. Diluted earnings per share are based on diluted weighted-average shares outstanding of 34.3 million and an effective tax rate of 23.0%. Diluted earnings per share totaled $0.59 last year.

•	Net capital spending of approximately $13 million compared to $8.1 million in the prior year, reflecting investments associated with new factory locations and technology and logistics enhancements.

Disclosure Regarding Non-GAAP Measures

The Company's management does not, nor does it suggest that investors should, consider the supplemental non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies.

The Company believes that the non-GAAP measures presented in this earnings release, including gross profit; selling, general, and administrative expenses; operating income; net income; net income attributable to Vera Bradley, Inc.; and diluted net income per share attributable to Vera Bradley, Inc., along with the associated percentages of net revenues, are helpful to investors because they allow for a more direct comparison of the Company’s year-over-year performance and are consistent with management’s evaluation of business performance. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures can be found in the Company’s supplemental schedules included in this earnings release.

Call Information

A conference call to discuss results for the third quarter is scheduled for today, Wednesday, December 11, 2019, at 9:30 a.m. Eastern Time. A broadcast of the call will be available via Vera Bradley’s Investor Relations section of its website, www.verabradley.com. Alternatively, interested parties may dial into the call at (800) 458-4121, and enter the access code 1712571. A replay will be available shortly after the conclusion of the call and remain available through December 24, 2019. To access the recording, listeners should dial (844) 512-2921, and enter the access code 1712571.

About Vera Bradley

Vera Bradley is a leading designer of women’s handbags, luggage and travel items, fashion and home accessories, and unique gifts.  Founded in 1982 by friends Barbara Bradley Baekgaard and Patricia R. Miller, the brand’s innovative designs, iconic patterns, and brilliant colors continue to inspire and connect women unlike any other brand in the global marketplace. Vera Bradley offers a multi-channel sales model as well as a focus on service and a high level of customer engagement  The Company’s commitment to bringing more beauty into women’s lives includes its dedication to breast cancer research through the Vera Bradley Foundation for Breast Cancer.

In July 2019, Vera Bradley acquired a 75% interest in Creative Genius, Inc., which also operates under the name Pura Vida Bracelets (“Pura Vida”). Pura Vida, based in La Jolla, California, is a rapidly growing, digitally native, and highly engaging lifestyle brand that deeply resonates with its loyal consumer following. The Pura Vida brand has a differentiated and expanding offering of bracelets, jewelry, and other lifestyle accessories.

The Company has three reportable segments in which it sells its products: Vera Bradley Direct (“VB Direct”), Vera Bradley Indirect (“VB Indirect”), and Pura Vida. The VB Direct business consists of sales of Vera Bradley products through Vera Bradley full-line and factory outlet stores in the United States, verabradley.com, the Vera Bradley online outlet site, and the Vera Bradley annual outlet sale in Fort Wayne, Indiana. The VB Indirect business consists of sales of Vera Bradley products to approximately 2,200 specialty retail locations, substantially all of which are located in the United States, as well as select department stores, national accounts, third party e-commerce sites, and third-party inventory liquidators, and royalties recognized through licensing agreements related to the Vera Bradley brand. The Pura Vida segment consists of sales of Pura Vida products through the Pura Vida websites, www.puravidabracelets.com and www.puravidabracelets.eu, and through the distribution of its products to wholesale retailers.

Website Information

We routinely post important information for investors on our website www.verabradley.com in the "Investor Relations" section. We intend to use this webpage as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our webpage is not incorporated by reference into, and is not a part of, this document.

Vera Bradley Safe Harbor Statement

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brand; possible inability to successfully implement Vision 20/20; possible inability to successfully implement our long-term strategic plan; possible inability to successfully open new stores, close targeted stores, and/or operate current stores as planned; incremental tariffs or adverse changes in the cost of raw materials and labor used to manufacture our products; and possible adverse effects resulting from a significant disruption in our single distribution facility. Risks, uncertainties, and assumptions also include the possibility that Pura Vida acquisition benefits may not materialize as expected; that Pura Vida’s business may not perform as expected; and that the Company is unable to successfully implement integration strategies related to the acquisition. More information on potential factors that could affect the Company’s financial results is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the SEC, including the Company’s Form 10-K for the fiscal year ended February 2, 2019. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

CONTACTS:
Investors:
Julia Bentley, VP of Investor Relations and Communications
jbentley@verabradley.com
(260) 207-5116

Media:
mediacontact@verabradley.com
877-708-VERA (8372)

Vera Bradley, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	November 2, 2019	February 2, 2019	November 3, 2018
Assets
Current assets:
Cash and cash equivalents	$25,999	$113,493	$62,314
Short-term investments	9,410	19,381	46,026
Accounts receivable, net	26,960	15,604	23,514
Inventories	133,964	91,581	96,275
Income taxes receivable	3,705	809	5,314
Prepaid expenses and other current assets	11,305	11,600	10,620
Total current assets	211,343	252,468	244,063
Operating right-of-use assets	116,571	—	—
Property, plant, and equipment, net	75,561	77,951	79,936
Intangible assets, net	58,772	—	—
Goodwill	44,604	—	—
Long-term investments	13,437	23,735	23,247
Deferred income taxes	7,905	6,724	4,687
Other assets	3,833	1,270	1,076
Total assets	$532,026	$362,148	$353,009
Liabilities, Redeemable Noncontrolling Interest, and Shareholders’ Equity
Current liabilities:
Accounts payable	$24,751	$14,595	$14,651
Accrued employment costs	9,299	13,316	9,587
Short-term operating lease liabilities	22,162	—	—
Earn-out liability	21,901	—	—
Other accrued liabilities	14,889	13,482	13,733
Income taxes payable	884	2,163	1,292
Total current liabilities	93,886	43,556	39,263
Long-term operating lease liabilities	115,706	—	—
Other long-term liabilities	53	23,889	23,864
Total liabilities	209,645	67,445	63,127
Redeemable noncontrolling interest	30,333	—	—
Shareholders’ equity:
Additional paid-in-capital	98,450	95,572	94,342
Retained earnings	295,386	291,994	283,375
Accumulated other comprehensive income (loss)	96	(24)	(143)
Treasury stock	(101,884)	(92,839)	(87,692)
Total shareholders’ equity of Vera Bradley, Inc.	292,048	294,703	289,882
Total liabilities, redeemable noncontrolling interest, and shareholders’ equity	$532,026	$362,148	$353,009

Vera Bradley, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 2, 2019	November 3, 2018	November 2, 2019	November 3, 2018
Net revenues	$127,501	$97,688	$338,289	$297,904
Cost of sales	59,631	40,536	152,618	126,396
Gross profit	67,870	57,152	185,671	171,508
Selling, general, and administrative expenses	69,423	51,866	184,465	156,341
Other income	77	57	1,021	280
Operating (loss) income	(1,476)	5,343	2,227	15,447
Interest income, net	(133)	(175)	(955)	(677)
(Loss) income before income taxes	(1,343)	5,518	3,182	16,124
Income tax (benefit) expense	(361)	1,292	851	3,986
Net (loss) income	(982)	4,226	2,331	12,138
Less: Net loss attributable to redeemable noncontrolling interest	(1,121)	—	(1,257)	—
Net income attributable to Vera Bradley, Inc.	$139	$4,226	$3,588	$12,138

Basic weighted-average shares outstanding	33,907	35,219	34,104	35,431
Diluted weighted-average shares outstanding	34,114	35,496	34,355	35,654

Basic net income per share attributable to Vera Bradley, Inc.	$0.00	$0.12	$0.11	$0.34
Diluted net income per share attributable to Vera Bradley, Inc.	$0.00	$0.12	$0.10	$0.34

Vera Bradley, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Thirty-Nine Weeks Ended
	November 2, 2019	November 3, 2018
Cash flows from operating activities
Net income	$2,331	$12,138
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation of property, plant, and equipment	13,856	12,402
Amortization of operating right-of-use assets	16,359	—
Amortization of intangible assets	2,884	—
Provision for doubtful accounts	97	154
Stock-based compensation	4,032	3,697
Deferred income taxes	(1,113)	540
Cash gain on investments	(178)	32
Accretion of earn-out liability	1,803	—
Amortization of step-up in inventory basis	7,230	—
Other non-cash charges, net	157	266
Changes in assets and liabilities:
Accounts receivable	(3,620)	(7,442)
Inventories	(21,970)	(8,688)
Prepaid expenses and other assets	(3,331)	1,074
Accounts payable	4,146	1,313
Income taxes	(4,175)	(443)
Operating lease liabilities, net	(18,727)	—
Accrued and other liabilities	(9,016)	(3,440)
Net cash (used in) provided by operating activities	(9,235)	11,603
Cash flows from investing activities
Purchases of property, plant, and equipment	(11,425)	(6,605)
Purchases of investments	(13,762)	(55,144)
Proceeds from maturities and sales of investments	34,209	55,209
Cash paid for business acquisition, net of cash acquired	(76,032)	—
Net cash used in investing activities	(67,010)	(6,540)
Cash flows from financing activities
Tax withholdings for equity compensation	(1,154)	(547)
Repurchase of common stock	(9,143)	(10,795)
Distributions to redeemable noncontrolling interest	(951)	—
Payments of debt-issuance costs	—	(160)
Net cash used in financing activities	(11,248)	(11,502)
Effect of exchange rate changes on cash and cash equivalents	(1)	2
Net decrease in cash and cash equivalents	$(87,494)	$(6,437)
Cash and cash equivalents, beginning of period	113,493	68,751
Cash and cash equivalents, end of period	$25,999	$62,314

Vera Bradley, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(continued)
(unaudited)

	Thirty-Nine Weeks Ended
	November 2, 2019	November 3, 2018
Supplemental disclosure of cash flow information
Cash paid for income taxes, net	$6,166	$3,921
Supplemental disclosure of non-cash activity
Non-cash operating, investing, and financing activities
Repurchase of common stock
Expenditures incurred but not yet paid as of November 2, 2019 and November 3, 2018	$99	$319
Expenditures incurred but not yet paid as of February 2, 2019 and February 3, 2018	$197	$—
Purchases of property, plant, and equipment
Expenditures incurred but not yet paid as of November 2, 2019 and November 3, 2018	$391	$455
Expenditures incurred but not yet paid as of February 2, 2019 and February 3, 2018	$1,065	$1,183
Contingent consideration related to business acquisition	$20,098	$—

Vera Bradley, Inc.
Third Quarter Fiscal 2020
GAAP to Non-GAAP Reconciliation Thirteen Weeks Ended November 2, 2019
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended
	As Reported	Other Items		Non-GAAP (Excluding Items)
Gross profit (loss)	$67,870	$(6,197)	[1]	$74,067
Selling, general, and administrative expenses	69,423	5,405	[2]	64,018
Operating (loss) income	(1,476)	(11,602)		10,126
(Loss) income before income taxes	(1,343)	(11,602)		10,259
Income tax (benefit) expense	(361)	(2,661)	[3]	2,300
Net (loss) income	(982)	(8,941)		7,959
Less: Net (loss) income attributable to redeemable noncontrolling interest	(1,121)	(2,167)		1,046
Net income (loss) attributable to Vera Bradley, Inc.	139	(6,774)		6,913
Diluted net income (loss) per share attributable to Vera Bradley, Inc.	$0.00	$(0.20)		$0.20

Vera Bradley Direct segment operating income (loss)	$14,675	$(814)	[4]	$15,489
Vera Bradley Indirect segment operating income	$9,324	$—		$9,324
Pura Vida segment operating (loss) income	$(4,483)	$(8,666)	[5]	$4,183
Unallocated corporate expenses	$(20,992)	$(2,122)	[6]	$(18,870)

[1]Related to a purchase accounting adjustment for the amortization of the step-up in inventory basis associated with the acquisition of Pura Vida
[2]Items include $2,469 for the amortization of definite-lived intangible assets and $1,803 for the accretion of the earn-out liability associated with the acquisition of Pura Vida and $1,133 for technology-related re-platforming charges including certain professional fees and accelerated depreciation

[3]Related to the tax impact of the charges mentioned above
[4]Related to technology re-platforming charges
[5]Related to the purchase accounting adjustments for the Pura Vida acquisition, including the amortization of the step-up in inventory basis and the amortization of definite-lived intangible assets
[6]Related to $1,803 for the accretion of the earn-out liability associated with the acquisition of Pura Vida and $319 for technology re-platforming charges

Vera Bradley, Inc.
Third Quarter Fiscal 2019
GAAP to Non-GAAP Reconciliation Thirteen Weeks Ended November 3, 2018
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended
	As Reported	Other Items[1]	Non-GAAP (Excluding Items)
Gross profit	$57,152	$—	$57,152
Selling, general, and administrative expenses	51,866	—	51,866
Operating income	5,343	—	5,343
Income before income taxes	5,518	—	5,518
Income tax expense	1,292	—	1,292
Net income	4,226	—	4,226
Less: Net loss attributable to redeemable noncontrolling interest	—	—	—
Net income attributable to Vera Bradley, Inc.	4,226	—	4,226
Diluted net income per share attributable to Vera Bradley, Inc.	$0.12	$—	$0.12

Vera Bradley Direct segment operating income	$14,259	$—	$14,259
Vera Bradley Indirect segment operating income	$10,075	$—	$10,075
Pura Vida segment operating loss	$—	$—	$—
Unallocated corporate expenses	$(18,991)	$—	$(18,991)

[1]There were no Other Items identified during the third quarter of fiscal 2019

Vera Bradley, Inc.
GAAP to Non-GAAP Reconciliation Thirty-Nine Weeks Ended November 2, 2019
(in thousands, except per share amounts)
(unaudited)

	Thirty-Nine Weeks Ended
	As Reported	Other Items		Non-GAAP (Excluding Items)
Gross profit (loss)	$185,671	$(7,230)	[1]	$192,901
Selling, general, and administrative expenses	184,465	9,205	[2]	175,260
Operating income (loss)	2,227	(16,435)		18,662
Income (loss) before income taxes	3,182	(16,435)		19,617
Income tax expense (benefit)	851	(3,646)	[3]	4,497
Net income (loss)	2,331	(12,789)		15,120
Less: Net (loss) income attributable to redeemable noncontrolling interest	(1,257)	(2,529)		1,272
Net income (loss) attributable to Vera Bradley, Inc.	3,588	(10,260)		13,848
Diluted net income (loss) per share attributable to Vera Bradley, Inc.	$0.10	$(0.30)		$0.40

Vera Bradley Direct segment operating income (loss)	$45,172	$(1,147)	[4]	$46,319
Vera Bradley Indirect segment operating income	$24,193	$—		$24,193
Pura Vida segment operating (loss) income	$(5,025)	$(10,114)	[5]	$5,089
Unallocated corporate expenses	$(62,113)	$(5,174)	[6]	$(56,939)

[1]Related to a purchase accounting adjustment for the amortization of the step-up in inventory basis associated with the acquisition of Pura Vida
[2]Items include $2,884 for the amortization of definite-lived intangible assets, $2,721 for transaction costs and $1,803 for the accretion of the earn-out liability associated with the acquisition of Pura Vida and $1,797 for technology-related re-platforming charges including certain professional fees and accelerated depreciation

[3]Related to the tax impact of the charges mentioned above
[4]Related to technology re-platforming charges
[5]Related to the purchase accounting adjustments for the Pura Vida acquisition, including the amortization of the step-up in inventory basis and the amortization of definite-lived intangible assets
[6]Related to $2,721 for Pura Vida transaction costs; $1,803 for the accretion of the earn-out liability associated with the Pura Vida acquisition; and $650 for technology re-platforming charges

Vera Bradley, Inc.
GAAP to Non-GAAP Reconciliation Thirty-Nine Weeks Ended November 3, 2018
(in thousands, except per share amounts)
(unaudited)

	Thirty-Nine Weeks Ended
	As Reported	Other Items[1]	Non-GAAP (Excluding Items)
Gross profit	$171,508	$—	$171,508
Selling, general, and administrative expenses	156,341	—	156,341
Operating income	15,447	—	15,447
Income before income taxes	16,124	—	16,124
Income tax expense	3,986	—	3,986
Net income	12,138	—	12,138
Less: Net loss attributable to redeemable noncontrolling interest	—	—	—
Net income attributable to Vera Bradley, Inc.	12,138	—	12,138
Diluted net income per share attributable to Vera Bradley, Inc.	$0.34	$—	$0.34

Vera Bradley Direct segment operating income	$43,867	$—	$43,867
Vera Bradley Indirect segment operating income	$27,186	$—	$27,186
Pura Vida segment operating loss	$—	$—	$—
Unallocated corporate expenses	$(55,606)	$—	$(55,606)

[1]There were no Other Items identified during the first, second and third quarters of fiscal 2019